Exhibit 99.1

Calumet Specialty Products Partners, L.P. Reports Third Quarter 2016 Results

Operational excellence initiatives focused on reducing costs and improving margin capture continue to drive incremental results; Company surpassed low end of full year 2016 self-help goals by end of third quarter

INDIANAPOLIS — (PR NEWSWIRE) — November 3, 2016 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of petroleum-based specialty products, today reported results for the quarter ended September 30, 2016, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in millions, except per unit data)
Net loss	$(33.4)	$(48.9)	$(249.0)	$(22.6)
Limited partners’ interest basic and diluted net loss per unit	$(0.42)	$(0.68)	$(3.18)	$(0.47)
Adjusted EBITDA	$53.9	$75.4	$130.5	$295.3

The Partnership’s $33.4 million net loss for the third quarter 2016 includes, but is not limited to, the impact of two items: (1) an unfavorable lower of cost or market (“LCM”) inventory adjustment of $11.0 million and (2) net expense of $10.1 million related to the Partnership’s ongoing compliance with the U.S. Renewable Fuel Standard (“RFS”). The Partnership's Adjusted EBITDA of $53.9 million for the third quarter 2016 includes, but is not limited to, the impact of two items: (1) an unfavorable LCM inventory adjustment of $8.4 million and (2) net expense of $10.1 million related to the Partnership’s ongoing compliance with RFS.

Management Commentary

“During the third quarter we continued to make solid progress against our strategic priorities, which helped us drive positive cash flow from operations this quarter,” stated Tim Go, Chief Executive Officer of Calumet. “Through the first three quarters of fiscal 2016, our operations excellence initiatives to reduce cost and improve margin capture have driven an estimated $71.0 million of incremental Adjusted EBITDA and we are proud to have surpassed the mid-point of our stated $60.0 million to $75.0 million 2016 goal in only three quarters. Our integrated business teams have been diligent and continue to identify creative ways for the Partnership to drive costs out of the business, improve our margin capture and transform the organization for long-term success. We remain truly excited at the cultural shift that is taking hold within the organization and I want to thank all of our employees for their contribution to our transformation.”
“As of September 30, 2016, we had approximately $388.0 million in cash and availability on our revolving credit facility. Although this was a decline compared to our second quarter as we reduced debt through the $20.9 million repayment of the outstanding related party notes, we continue to maintain strong liquidity that will provide the business with the optionality it needs to continue to evolve in the future.”
“Our specialty products segment continued its stable contributions to the business and continues to deliver consistent results. On the fuels side of the business, our asphalt volumes hit record levels and local market premiums remained strong; however, lower year-over-year benchmark crack spreads and higher RFS expense impacted margin capture. In terms of our oilfield services segment, we were excited to see a few promising recent trends as U.S. land-based rig counts have continued to gradually improve since late May. In fact, U.S. land-based rig counts increased approximately 14% on average during the third quarter compared to the second quarter, but the rigs we service improved 32% on average sequentially. While the segment’s Adjusted EBITDA contribution was negative this period, that loss was lower than we witnessed over the last three quarters and we saw incremental progress during each month of the quarter as cost controls and improved performance started to take hold.”
Go concluded, “Looking ahead to the fourth quarter 2016, we expect to see typical seasonality across our businesses. We are encouraged that the price increases from the end of the second quarter within our specialty products segment have generally held firm, which should allow us to at least partially offset some of the recent increase in crude oil pricing since that time. Within our fuel products area, we anticipate that normal winter patterns will likely pressure refining economics during the period. We also expect to see our oilfield services segment continue to leverage its solid position in the Permian basin and continue its healing process. Lastly, our operational excellence teams will remain diligent in their pursuit of new ways to optimize our platform as they have recently turned their focus to driving improvements in our transportation and procurement functions across the organization.”

Specialty Products Segment | Results Summary

	Three Months Ended September 30,
	2016	2015
	(Dollars in millions, except per barrel data)
Specialty products segment gross profit	$81.0	$89.0
Specialty products segment Adjusted EBITDA	$43.4	$47.6
Specialty products segment gross profit per barrel	$34.99	$38.46

Specialty products segment gross profit in the period was primarily impacted by a rise in crude oil prices which outpaced adjustments in product pricing and turnaround activities at two facilities, which was partially offset by a decrease in the unfavorable LCM inventory adjustment compared to last year’s comparable quarter. Third quarter 2016 results were impacted by an $8.7 million unfavorable LCM inventory adjustment.

Fuel Products Segment | Results Summary

	Three Months Ended September 30,
	2016	2015
	(Dollars in millions, except per barrel data)
Fuel products segment gross profit	$22.0	$58.2
Fuel products segment Adjusted EBITDA	$13.8	$28.3
Fuel products segment gross profit per barrel (including hedging activities)	$2.06	$5.80
Fuel products segment gross profit per barrel (excluding hedging activities)	$1.85	$5.72

During the third quarter 2016, strong market premiums on fuel products sold in the Partnership’s local refining markets and a decrease in the unfavorable LCM inventory adjustment were more than offset by an approximately 35% year-over-year decline in the benchmark Gulf Coast 2/1/1 crack spread and higher RFS compliance costs. Total fuel products volumes increased by 6.6% year-over-year, primarily as a result of the Great Falls refinery expansion.
Oilfield Services Segment | Results Summary

	Three Months Ended September 30,
	2016	2015
	(Dollars in millions)
Oilfield services segment gross profit	$7.3	$17.6
Oilfield services segment Adjusted EBITDA	$(3.3)	$(0.5)

While the U.S. land-based rig count declined more than 45% on a year-over-year basis, it improved by 14% on average compared to second quarter 2016. In contrast, Calumet’s rig count increased roughly 32% on average during the quarter, which drove a 60% increase in sequential revenue compared to second quarter 2016. The segment’s gross profit and Adjusted EBITDA both declined year-over-year but were significant improvements over the first two quarters of 2016.
Partnership Liquidity

As of September 30, 2016, the Partnership had availability under its revolving credit facility of $370.4 million, based on a $483.0 million borrowing base, $112.5 million in outstanding standby letters of credit and $0.1 million in outstanding borrowings. In addition, the Partnership had $17.8 million of cash on hand as of September 30, 2016. The Partnership believes it will continue to have sufficient liquidity from cash on hand, cash flow from operations, borrowing capacity and other means by which to meet its financial commitments, debt service obligations, contingencies and anticipated capital expenditures.

Financial Guidance

Full-Year 2016 Capital Spending Forecast

Through the first three quarters of 2016, total capital spending was $97.9 million, down 71% compared to the same period in 2015. For the full year 2016, the Partnership now anticipates total capital expenditures to come in at the lower end of its previous guidance and has updated its 2016 capital spending range to between $125.0 million and $135.0 million.

Full-Year 2016 RFS Compliance Impact Forecast

In conjunction with the Partnership’s ongoing compliance with the RFS, Calumet expects to purchase blending credits referred to as Renewable Identification Numbers (“RINs”). The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation will be up to 120 million RINs for the full year 2016.

Operations Summary

The following table sets forth information about our combined operations, excluding the results of the oilfield services segment. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel and the resale of crude oil in our fuel products segment.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In bpd)		(In bpd)
Total sales volume (1)	141,457	134,283	140,066	126,769
Total feedstock runs (2)	132,911	121,440	134,798	122,045
Facility production: (3)
Specialty products:
Lubricating oils	13,847	11,777	14,470	12,956
Solvents	7,636	6,913	7,604	8,373
Waxes	1,637	1,267	1,518	1,494
Packaged and synthetic specialty products (4)	1,972	1,595	2,068	1,564
Other	1,942	1,653	1,551	1,335
Total	27,034	23,205	27,211	25,722

Fuel products:
Gasoline	35,141	36,147	37,039	36,770
Diesel	35,166	29,347	35,190	29,403
Jet fuel	5,423	4,849	5,139	4,980
Asphalt, heavy fuel oils and other	31,119	24,725	30,768	24,772
Total	106,849	95,068	108,136	95,925
Total facility production (3)	133,883	118,273	135,347	121,647

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third-party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

The increase in total sales volume for the three months ended September 30, 2016, as compared to the same period in 2015, is due primarily to increased sales volumes of fuel products including diesel and asphalt as a result of increased production at the Great Falls refinery from the expansion project completed in the first quarter 2016 and market conditions.
The increase in total sales volume for the nine months ended September 30, 2016, as compared to the same period in 2015, is due primarily to increased sales volume of lubricating oils, diesel and asphalt as a result of market conditions and increased production at the Great Falls refinery from the expansion project completed in the first quarter 2016.

(2)	Total feedstock runs represent the bpd of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.
The increase in total feedstock runs for the three months ended September 30, 2016, as compared to the same period in 2015, is due primarily to increased feedstock runs at the Great Falls refinery from the expansion project completed in the first quarter 2016 and improved operational reliability, partially offset by scheduled turnaround activity at two of our facilities.
The increase in total feedstock runs for the nine months ended September 30, 2016, as compared to the same period in 2015, is due primarily to increased feedstock runs at the Great Falls refinery from the expansion project completed in first quarter 2016 and improved operational reliability, partially offset by decreased feedstock runs related to the production of solvents as a result of market conditions.

(3)
Total facility production represents the bpd of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The change in total facility production for the three and nine months ended September 30, 2016, as compared to the same periods in 2015, is due primarily to the operational items discussed above in footnote 2.

(4)	Packaged and synthetic specialty products include production at the Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.
Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions)		(In millions)
Derivative gain reflected in sales	$14.5	$54.4	$45.6	$137.7
Derivative loss reflected in cost of sales	(9.7)	(53.6)	(36.4)	(127.1)
Derivative gain reflected in gross profit	$4.8	$0.8	$9.2	$10.6

Realized loss on derivative instruments	$(1.8)	$(2.0)	$(20.1)	$(7.1)
Unrealized gain (loss) on derivative instruments	(4.9)	(5.0)	23.5	(27.7)
Derivative gain reflected in interest expense	0.1	0.1	0.3	0.4
Total derivative gain (loss) reflected in the unaudited condensed consolidated statements of operations	$(1.8)	$(6.1)	$12.9	$(23.8)
Total loss on commodity derivative settlements	$(1.8)	$(3.1)	$(20.1)	$(4.9)

Webcast Information

A conference call is scheduled for 1:00 p.m. ET on November 3, 2016, to discuss the financial and operational results for the third quarter 2016. Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the Partnership’s website at http://www.calumetspecialty.com. Interested parties may also participate in the call by calling (866) 584-9671 and entering the passcode 98760854. A replay of the conference call will be available a few hours after the event on the investor relations section of the Company’s website, under the events section.

About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel; and provides oilfield services and products to customers throughout the United States. Calumet is based in Indianapolis, Indiana, and operates thirteen manufacturing facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey, Oklahoma and eastern Missouri.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release, may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) our expectation regarding our business outlook and cash flows, (ii) our expectation regarding anticipated capital expenditures and projected cost reduction initiatives, margin enhancing measures and low-to-no cost projects to reduce balance sheet leverage and increase cash flow, (iii) our access to capital to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures and (iv) expected benefits to the Partnership from the distribution suspension. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels, other refined products and oilfield services; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products, fuels products and products used in oilfield services that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the RFS, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow. We provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net loss, our most directly comparable financial performance measure. We also provide a reconciliation of Distributable Cash Flow to Net cash provided by (used in) operating activities, our most directly comparable liquidity measure. Both Net loss and Net cash provided by (used in) operating activities are calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) impairment, (e) unrealized losses from mark-to-market accounting for hedging activities, (f) realized gains under derivative instruments excluded from the determination of net income (loss), (g) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (h) debt refinancing fees, premiums and penalties, (i) any net loss realized in connection with an asset sale that was deducted in computing net income (loss) and (j) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark-to-market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense), income (loss) from unconsolidated affiliates, net of cash distributions and income tax expense (benefit). Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 7.625% senior notes due January 15, 2022, that were issued in November 2013 (the “2022 Notes”), our 6.50% senior notes due April 15, 2021, that were issued in March 2014 (the “2021 Notes”), our 7.75% senior notes due April 15, 2023 (the “2023 Notes”), that were issued in March 2015 and our 11.50% senior secured notes due January 15, 2021 (the “2021 Secured Notes”), that were issued in April 2016. We are required to report Consolidated Cash Flow to the holders of our 2021 Notes, 2022 Notes, 2023 Notes and 2021 Secured Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Please see our filings with the SEC, including our 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

The preliminary expected range for forward-looking non-GAAP Adjusted EBITDA contained in this press release is provided only on a non-GAAP basis, due to the inherent difficulty of calculating items that would be included in Net income (loss) on a GAAP basis. As a result, reconciliation of forward-looking non-GAAP Adjusted EBITDA to GAAP Net income (loss) is not available without unreasonable effort, and Calumet is unable to address the probable significance of information that is currently unavailable. It is expected that non-GAAP Adjusted EBITDA, when reported, will reflect the exclusion of, among other things, interest expense, depreciation and amortization, and income taxes.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net loss, operating income (loss), net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net loss, our most directly comparable GAAP financial performance measure, and Distributable Cash Flow to net cash provided by (used in) operating activities, our most directly comparable GAAP liquidity measure, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except unit and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Sales	$966.6	$1,140.0	$2,652.5	$3,314.8
Cost of sales	856.3	975.2	2,324.7	2,752.1
Gross profit	110.3	164.8	327.8	562.7
Operating costs and expenses:
Selling	26.2	34.0	82.9	110.2
General and administrative	28.2	32.6	80.6	103.5
Transportation	42.2	45.8	126.4	130.1
Taxes other than income taxes	4.8	6.1	14.7	14.1
Asset impairment	—	33.8	33.4	33.8
Other	(1.0)	2.9	1.3	9.0
Operating income (loss)	9.9	9.6	(11.5)	162.0
Other income (expense):
Interest expense	(44.6)	(25.5)	(117.7)	(79.9)
Debt extinguishment costs	—	—	—	(46.6)
Realized loss on derivative instruments	(1.8)	(2.0)	(20.1)	(7.1)
Unrealized gain (loss) on derivative instruments	(4.9)	(5.0)	23.5	(27.7)
Loss from unconsolidated affiliates	(0.3)	(34.5)	(18.5)	(47.2)
Loss on sale of unconsolidated affiliates	—	—	(113.4)	—
Other	0.7	0.6	1.6	2.1
Total other expense	(50.9)	(66.4)	(244.6)	(206.4)
Net loss before income taxes	(41.0)	(56.8)	(256.1)	(44.4)
Income tax benefit	(7.6)	(7.9)	(7.1)	(21.8)
Net loss	$(33.4)	$(48.9)	$(249.0)	$(22.6)
Allocation of net loss:
Net loss	$(33.4)	$(48.9)	$(249.0)	$(22.6)
Less:
General partner’s interest in net loss	(0.7)	(0.9)	(5.0)	(0.4)
General partner’s incentive distribution rights	—	4.2	—	12.6
Non-vested share based payments	—	—	—	—
Net loss available to limited partners	$(32.7)	$(52.2)	$(244.0)	$(34.8)
Weighted average limited partner units outstanding:
Basic	77,331,347	76,112,325	76,767,975	74,499,196
Diluted	77,331,347	76,112,325	76,767,975	74,499,196
Limited partners’ interest basic and diluted net loss per unit	$(0.42)	$(0.68)	$(3.18)	$(0.47)
Cash distributions declared per limited partner unit	$—	$0.685	$0.685	$2.055

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17.8	$5.6
Accounts receivable, net	280.1	210.7
Inventories	409.9	384.4
Derivative assets	0.7	—
Prepaid expenses and other current assets	15.8	8.3
Total current assets	724.3	609.0
Property, plant and equipment, net	1,695.4	1,719.2
Investment in unconsolidated affiliates	5.8	126.0
Goodwill	178.6	212.0
Other intangible assets, net	187.8	214.1
Other noncurrent assets, net	48.2	64.4
Total assets	$2,840.1	$2,944.7
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$288.6	$316.6
Accrued interest payable	55.2	31.1
Accrued salaries, wages and benefits	12.4	32.9
Other taxes payable	23.3	17.9
Other current liabilities	138.9	119.0
Current portion of long-term debt	3.1	1.7
Note payable — related party	19.3	73.5
Derivative liabilities	11.0	33.9
Total current liabilities	551.8	626.6
Noncurrent deferred income taxes	2.0	2.1
Pension and postretirement benefit obligations	11.1	13.0
Other long-term liabilities	1.1	0.9
Long-term debt, less current portion	1,979.9	1,698.2
Total liabilities	2,545.9	2,340.8
Commitments and contingencies
Partners’ capital:
Partners’ capital	304.9	605.5
Accumulated other comprehensive loss	(10.7)	(1.6)
Total partners’ capital	294.2	603.9
Total liabilities and partners’ capital	$2,840.1	$2,944.7

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2016	2015
	(In millions)
Operating activities
Net loss	$(249.0)	$(22.6)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	127.1	107.4
Amortization of turnaround costs	25.3	19.4
Non-cash interest expense	7.2	5.2
Non-cash debt extinguishment costs	—	9.1
Provision for doubtful accounts	0.4	0.6
Unrealized (gain) loss on derivative instruments	(23.5)	27.7
Asset impairment	33.4	33.8
(Gain) loss on disposal of fixed assets	(0.5)	2.0
Non-cash equity based compensation	3.9	7.8
Deferred income tax benefit	(0.4)	(22.1)
Lower of cost or market inventory adjustment	(33.3)	57.7
Loss from unconsolidated affiliates	18.5	47.2
Loss on sale of unconsolidated affiliates	113.4	—
Other non-cash activities	3.7	4.0
Changes in assets and liabilities:
Accounts receivable	(69.8)	66.0
Inventories	16.3	28.0
Prepaid expenses and other current assets	(6.6)	2.6
Derivative activity	(18.1)	(5.4)
Turnaround costs	(8.7)	(15.2)
Other assets	(0.3)	—
Accounts payable	11.6	(92.3)
Accrued interest payable	24.1	9.0
Accrued salaries, wages and benefits	(17.0)	4.6
Other taxes payable	5.4	6.4
Other liabilities	19.9	16.0
Pension and postretirement benefit obligations	(1.8)	(0.8)
Net cash provided by (used in) operating activities	(18.8)	296.1
Investing activities
Additions to property, plant and equipment	(117.3)	(236.8)
Investment in unconsolidated affiliates	(41.9)	(58.5)
Return of investment from unconsolidated affiliate	0.9	8.5
Proceeds from sale of unconsolidated affiliates	29.0	—
Proceeds from sale of property, plant and equipment	1.9	0.5
Net cash used in investing activities	(127.4)	(286.3)
Financing activities
Proceeds from borrowings — revolving credit facility	823.2	1,055.4
Repayments of borrowings — revolving credit facility	(934.1)	(1,098.5)
Repayments of borrowings — senior notes	—	(275.0)
Repayments of borrowings — related party note	(55.4)	—
Payments on capital lease obligations	(6.2)	(6.0)
Proceeds from other financing obligations	6.9	1.1
Proceeds from senior notes offering	393.1	322.6
Debt issuance costs	(10.1)	(5.6)
Proceeds from public offerings of common units, net	—	161.4
Contributions from Calumet GP, LLC	0.2	3.5
Common units repurchased and taxes paid for phantom unit grants	(1.8)	(3.6)
Distributions to partners	(57.4)	(167.4)
Net cash provided by (used in) financing activities	158.4	(12.1)
Net increase (decrease) in cash and cash equivalents	12.2	(2.3)
Cash and cash equivalents at beginning of period	5.6	8.5
Cash and cash equivalents at end of period	$17.8	$6.2

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET LOSS TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of Net loss to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net loss	$(33.4)	$(48.9)	$(249.0)	$(22.6)
Add:
Interest expense	44.6	25.5	117.7	79.9
Debt extinguishment costs	—	—	—	46.6
Depreciation and amortization	44.5	36.0	127.1	107.4
Income tax benefit	(7.6)	(7.9)	(7.1)	(21.8)
EBITDA	$48.1	$4.7	$(11.3)	$189.5
Add:
Unrealized (gain) loss on derivative instruments	$4.9	$5.0	$(23.5)	$27.7
Realized loss on derivatives, not included in net loss or settled in a prior period	(4.8)	(1.9)	(9.2)	(8.4)
Amortization of turnaround costs	7.9	6.7	25.3	19.4
Impairment charges	—	58.1	33.4	58.1
Loss on sale of unconsolidated affiliate	—	—	113.9	—
Non-cash equity based compensation and other non-cash items	(2.2)	2.8	1.9	9.0
Adjusted EBITDA	$53.9	$75.4	$130.5	$295.3
Less:
Replacement and environmental capital expenditures (1)	$8.8	$16.3	$19.9	$33.6
Cash interest expense (2)	42.0	23.2	110.5	74.7
Turnaround costs	0.6	9.3	8.7	15.2
Loss from unconsolidated affiliates	(0.3)	(10.4)	(18.5)	(23.2)
Income tax benefit	(7.6)	(7.9)	(7.1)	(21.8)
Distributable Cash Flow	$10.4	$44.9	$17.0	$216.8

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(In millions)

	Nine Months Ended September 30,
	2016	2015
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by (used in) operating activities:	(Unaudited)
Distributable Cash Flow	$17.0	$216.8
Add:
Replacement and environmental capital expenditures (1)	19.9	33.6
Cash interest expense (2)	110.5	74.7
Turnaround costs	8.7	15.2
Loss from unconsolidated affiliates	(18.5)	(23.2)
Income tax benefit	(7.1)	(21.8)
Adjusted EBITDA	$130.5	$295.3
Less:
Unrealized (gain) loss on derivative instruments	$(23.5)	$27.7
Realized loss on derivatives, not included in net loss or settled in a prior period	(9.2)	(8.4)
Amortization of turnaround costs	25.3	19.4
Impairment charges	33.4	58.1
Loss on sale of unconsolidated affiliate	113.9	—
Non-cash equity based compensation and other non-cash items	1.9	9.0
EBITDA	$(11.3)	$189.5
Add:
Unrealized (gain) loss on derivative instruments	$(23.5)	$27.7
Cash interest expense (2)	(110.5)	(74.7)
Asset impairment	33.4	33.8
Non-cash equity based compensation	3.9	7.8
Deferred income tax benefit	(0.4)	(22.1)
Lower of cost or market inventory adjustment	(33.3)	57.7
Loss from unconsolidated affiliates	18.5	47.2
Loss on sale of unconsolidated affiliates	113.4	—
Amortization of turnaround costs	25.3	19.4
Income tax benefit	7.1	21.8
Provision for doubtful accounts	0.4	0.6
Debt extinguishment costs	—	(37.5)
Changes in assets and liabilities:
Accounts receivable	(69.8)	66.0
Inventories	16.3	28.0
Other current assets	(6.6)	2.6
Turnaround costs	(8.7)	(15.2)
Derivative activity	(18.1)	(5.4)
Other assets	(0.3)	—
Accounts payable	11.6	(92.3)
Accrued interest payable	24.1	9.0
Other current liabilities	8.3	27.0
Other, including changes in noncurrent liabilities	1.4	5.2
Net cash provided by (used in) operating activities	$(18.8)	$296.1

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO NET LOSS
(In millions)

	Three Months Ended September 30,
	2016	2015
Reconciliation of Segment Adjusted EBITDA to Net loss:	(Unaudited)
Segment Adjusted EBITDA
Specialty products Adjusted EBITDA	$43.4	$47.6
Fuel products Adjusted EBITDA	13.8	28.3
Oilfield services Adjusted EBITDA	(3.3)	(0.5)
Total segment Adjusted EBITDA	$53.9	$75.4
Less:
Unrealized loss on derivative instruments	$4.9	$5.0
Realized loss on derivatives, not included in net loss or settled in a prior period	(4.8)	(1.9)
Amortization of turnaround costs	7.9	6.7
Impairment charges	—	58.1
Non-cash equity based compensation and other non-cash items	(2.2)	2.8
EBITDA	$48.1	$4.7
Less:
Interest expense	$44.6	$25.5
Depreciation and amortization	44.5	36.0
Income tax benefit	(7.6)	(7.9)
Net loss	$(33.4)	$(48.9)

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
SELECTED COMMODITY DERIVATIVE INSTRUMENTS
As of September 30, 2016

Fuel Products Segment

Calumet has entered into crude oil basis swaps to mitigate the risk of future changes in pricing differentials between Western Canadian Select (“WCS”) and NYMEX WTI. The following table provides a summary of crude oil basis swap contracts as of September 30, 2016, in the Partnership’s fuel products segment:

Crude Oil Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Differential to NYMEX WTI ($/Bbl)
Fourth Quarter 2016	1,196,000	13,000	$(13.16)
Calendar Year 2017	2,555,000	7,000	$(13.22)
Total	3,751,000
Average differential			$(13.20)

Calumet has entered into crude oil basis swaps to mitigate the risk of future changes in pricing differentials between Light Louisiana Sweet and NYMEX WTI. The following table provides a summary of crude oil basis swap contracts as of September 30, 2016, in the Partnership’s fuel products segment:

Crude Oil Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Differential to NYMEX WTI ($/Bbl)
Fourth Quarter 2016	460,000	5,000	$1.80
Total	460,000
Average differential			$1.80

Calumet has entered into derivative instruments to secure a percentage differential on WCS crude oil to NYMEX WTI. The following table provides a summary of crude oil percentage basis swap contracts related to crude oil purchases as of September 30, 2016, in the Partnership’s fuel products segment:

Crude Oil Percentage Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Fixed Percentage of NYMEX WTI (Average % of WTI/Bbl)
Fourth Quarter 2016	736,000	8,000	73.5%
Calendar Year 2017	1,095,000	3,000	72.3%
Total	1,831,000
Average percentage			72.8%